Exhibit 99.1
FOR IMMEDIATE RELEASE

Investors contact:	Media contact:
Linda Snyder	Robert Schettino
408/588-8405	408/588-8179
Linda_snyder@hyperion.com	Robert_schettino@hyperion.com
HYPERION ANNOUNCES RETIREMENT OF
BOARD DIRECTOR ALDO PAPONE
SANTA CLARA, Calif., September 20, 2005 — Hyperion (Nasdaq:HYSL), the global leader in Business Performance Management software, announced today that Aldo Papone, 73, senior advisor to American Express, is retiring from the Hyperion board of directors, effective immediately.
Mr. Papone has served on Hyperion’s board since 1994. Most recently, he chaired the corporate governance and nominating committee and was a member of the audit committee.
“We have been very fortunate to have Aldo on our board, as he has brought us tremendous experience and business acumen,” said Jeff Rodek, executive chairman of Hyperion. “During his 11-year tenure, Aldo’s passion for building a strong brand and great culture has helped shape Hyperion into the leader in Business Performance Management that the company is today. We’ve also benefited from his focus on sound corporate governance practices. We wish him all the best during this next chapter of his life.”
Hyperion is currently recruiting Mr. Papone’s replacement.
About Hyperion
Hyperion Solutions Corporation is the global leader in Business Performance Management software. More than 10,000 customers rely on Hyperion software to provide visibility into how their businesses are performing and to help them plan and model to improve that performance. Using Hyperion software, customers collect data, organize and analyze it, then communicate it across the enterprise. Along with the industry’s most comprehensive and flexible set of interoperable applications, Hyperion offers the leading Business Intelligence platform optimized to support Business Performance Management solutions.
Named one of the FORTUNE 100 Best Companies to Work For (2004), Hyperion serves global customers in 45 countries. A network of more than 600 partners provides the company’s innovative and specialized solutions and services. Hyperion generated revenues of $703 million for the fiscal year that ended June 30, 2005 and is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com.
“Hyperion,” the Hyperion “H” logo and Hyperion’s product names are trademarks of Hyperion. References to other companies and their products use trademarks owned by the respective companies and are for reference purpose only.